Laboratory Corporation of America(R) Holdings
358 South Main Street
Burlington, NC 27215
Telephone:  (336) 584-5171

Investor Contact:  Scott Fleming - 336-436-4879
Media Contact:  Pam Sherry - 336-436-4855
Shareholder Direct:  800-LAB-0401
Company Information:  www.labcorp.com


LABCORP(R) LICENSES INTEGRATED AND SEQUENTIAL PRENATAL
SCREENING TECHNOLOGY FOR DOWN SYNDROME FROM INTEMA

More Sensitive Technology Improves Assessment of Down Syndrome Risk


Burlington, NC, May 16, 2007 - Laboratory Corporation of America(R) Holdings (LabCorp(R)) (NYSE: LH), an industry leader in prenatal clinical laboratory testing, announced today that it has entered into an agreement with U.K. based Intema Ltd. to license its technology for combining first- and second-trimester Down syndrome screening test results to assess the risk of Down syndrome.
Terms of the agreement were not disclosed.

In January 2007, the American College of Obstetricians and Gynecologists
(ACOG) issued a Practice Bulletin recommending that, regardless of age, all pregnant women should be offered screening for Down syndrome. ACOG's new recommendation states that, ideally, patients should be offered testing that combines first- and second-trimester screening.

LabCorp is the first full-service, national clinical laboratory in the U.S. to license Intema's Integrated and Sequential Down syndrome technology for screening analyses. When Integrated screening and Sequential screening test results include a fetal ultrasound nuchal translucency measurement, the highest Down syndrome detection rates are achieved and fewer false-positives are experienced than with current first- or second-trimester screening.

"LabCorp is pleased to add the Integrated and Sequential Down syndrome screening tests to our comprehensive menu of prenatal testing services," said LabCorp's Executive Vice President, Chief Scientific Officer and Medical Director, Myla P. Lai-Goldman, M.D. "These additional screening tools will allow physicians to offer patients a broader range of tests for screening with higher detection rates and low false-positive rates. This can help reduce the number of invasive tests needed and potentially reduce the number of procedure-related pregnancy losses."

About LabCorp(R)
Laboratory Corporation of America(R) Holdings, a S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $3.6 billion in 2006, over 25,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, Inc., ViroMed Laboratories, Inc., The Center for Esoteric Testing, DIANON Systems, Inc., US LABS, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our Web site at: www.labcorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp's financial results is included in the Company's Form 10-K for the year ended December 31, 2006, and subsequent SEC filings.